Vertro, Inc.	Press Release
Alex Vlasto
VP, Marketing & Communications
alex.vlasto@vertro.com
(212) 231-2000

Vertro, Inc. Announces Reserve Equity Financing Agreement

NEW YORK, NY – May 11, 2010 – Vertro, Inc. (NASDAQ: VTRO) today announced that on May 10, 2010, the Company entered into a Reserve Equity Financing Agreement (the “REF Agreement”) with AGS Capital Group, LLC (“AGS”), pursuant to which AGS committed to purchase, from time to time over a period of two years, shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”) for cash consideration up to $2.0 million, subject to certain conditions and limitations.  In connection with the REF Agreement, the Company also entered into a registration rights agreement with AGS, dated May 10, 2010 (the “RRA Agreement”).

Under the REF, for a period of 24 months from the effectiveness of a registration statement filed pursuant to the RRA Agreement, the Company may, from time to time, at its discretion, and subject to certain conditions that it must satisfy, draw down funds under the REF Agreement by selling shares of its Common Stock to AGS up to an aggregate of $2.0 million, subject to various limitations that may reduce the total amount available to the Company. The purchase price of these shares will be 92% of the lowest “VWAP” of the Common Stock during the pricing period which is the five consecutive trading days after the Company give AGS a notice of an advance of funds under the REF Agreement.  The “VWAP” means, as of any date, the daily dollar volume weighted average price of the Common Stock as reported by Bloomberg, L.P. or comparable financial news service.

“We believe that this financing agreement will help us meet NASDAQ’s $2.5 million stockholders’ equity requirement if we are unable to meet the requirement through growth in continuing operations by the June 14 deadline,” commented Peter Corrao, Vertro’s President & CEO. “The Company’s current plan is to draw down an amount under this agreement sufficient to regain compliance with the NASDAQ requirements while limiting dilution for our shareholders.”

As previously disclosed on February 16, 2010, following a hearing, a NASDAQ Listing Qualifications Panel determined to grant the Company's request for continued listing subject to the condition that, on or before June 14, 2010, the Company demonstrates compliance with the $2.5 million stockholders' equity requirement for continued listing. For the quarter ended March 31, 2010, the Company reported $2.3 million in shareholder equity.

About Vertro, Inc.
Vertro, Inc. (NASDAQ:VTRO) is an Internet company that owns and operates the ALOT product portfolio. ALOT's products are designed to 'Make the Internet Easy' by enhancing the way consumers engage with content online. Through ALOT, Internet users can discover best-of-the-web content and display that content through customizable toolbar, homepage and desktop products. ALOT has millions of live users across its product portfolio. Together these users conduct high-volumes of type-in search queries, which are monetized through third-party search and content agreements.

Source: VTRO-G

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect" or variations of such words and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are not guarantees  of (1) our ability to make draws under the REF Agreement in the timeframe required by Nasdaq to maintain our listing on the Nasdaq Capital Market, (2) the expected dollar amount of draws under the REF Agreement, if any, and (3) our ability to maintain our listing on the Nasdaq Capital Market, and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including (1) our ability to file a registration statement with the U.S. Securities and Exchange Commission as set forth in the RRA Agreement and have the Commission declare such registration statement effective in a timely manner, (2) the future market prices of our common stock, which may effect the amount that we may draw under the REF Agreement and the number of shares that we are required to issue to AGS, and (3) our ability to meet all of the closing conditions set forth in REF Agreement in order to make a draw under the REF Agreement. Additional key risks are described in Vertro's reports filed with the U.S. Securities and Exchange Commission, including the Form 10-K for the year ended December 31, 2009 and the Form 10-Q for Q1 2010.  We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.